Exhibit 99.1

   The Children's Place Retail Stores, Inc. Reports October Sales;
                      Total Sales Increased 75%;
         Sales from The Children's Place Stores Increased 21%;
October Comparable Stores Sales Increased 13% on Top of Last Year's 21% Increase

    SECAUCUS, N.J.--(BUSINESS WIRE)--Nov. 3, 2005--The Children's
Place Retail Stores, Inc. (Nasdaq:PLCE):

    --  Company Now Anticipates Third Quarter Earnings Per Share of
        $0.90 to $0.91

    -- Company Updates Earnings Per Share Guidance for Fiscal 2005 to $2.25 to $2.30

    The Children's Place Retail Stores, Inc. (Nasdaq:PLCE), today announced total consolidated sales of $154.3 million for the four-week period ended October 29, 2005, a 75% increase compared to sales of $88.1 million reported for October 2004. October sales were comprised of $106.3 million in sales from The Children's Place, a 21% increase over last year, and $48.0 million in sales from Disney Store. Comparable store sales for The Children's Place stores increased 13% on top of a 21% increase for the same period last year. During October, the Company opened 12 Children's Place stores and three Disney Stores.
    Sales for the third quarter increased 57% to $441.2 million, from $280.5 million reported in the year ago period. Third quarter sales were comprised of $320.1 million from The Children's Place, a 14% increase over last year, and $121.1 million in sales from Disney Store. The Company estimates total lost sales of approximately $2.3 million for the quarter, from stores closed as a result of Hurricanes Katrina, Rita and Wilma. Comparable store sales for The Children's Place increased 6% in the third quarter, on top of last year's 18% increase. During the third quarter the Company opened 19 Children's Place stores, and closed one. In addition, the Company opened 13 Disney Stores during the third quarter.
    Total consolidated sales for the thirty-nine weeks ended October 29, 2005, were $1,129.1 million, a 62% increase compared to sales of $695.4 million reported for the same period last year. Sales for the thirty-nine weeks were comprised of $816.0 million from The Children's Place, a 17% increase over last year, and $313.1 million from the Company's Disney Store business. Comparable store sales for The Children's Place stores increased 8%, on top of a 15% increase in the same period last year. Through October 29, 2005, the Company has opened 39 Children's Place stores and closed three. In addition, the Company has opened 15 Disney Stores and closed one.
    "We are pleased with our third quarter results, especially October sales, as both brands performed well," said Ezra Dabah, Chairman and Chief Executive Officer of The Children's Place Retail Stores, Inc. "At Children's Place, our customers continue to turn to us as their special occasion destination. This, combined with the cooler weather, propelled our sales during the month. At Disney Store, we have accomplished much in a short amount of time, and we continue to be pleased with the guests' favorable response to our merchandise and pricing strategies. Importantly, both brands are in strong inventory positions to drive a successful Holiday season."
    The Company stated that it now anticipates third quarter consolidated earnings per share of $0.90 to $0.91, excluding the finalization of the purchase accounting for the Disney Store acquisition and certain tax benefits. In addition, the Company updated its fiscal 2005 earnings guidance to $2.25 to $2.30 per share.
    In conjunction with The Children's Place October sales release, you are invited to listen to the Company's pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, November 10, 2005. To access the call, please dial (402) 220-1182, or you may listen through the Investor Relations section of the Company's Web site, www.childrensplace.com.
    The Children's Place plans to report full third quarter results on Thursday, November 17, 2005. The Company will host a conference call on that date to be broadcast live via webcast at 9:00 a.m. Eastern Time. Interested parties can access the webcast via the Company's website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has taken place and will be available through Thursday, November 24, 2005.

    The Children's Place Retail Stores, Inc. is a leading specialty retailer of children's merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary "The Children's Place" and licensed "Disney Store" brand names. As of October 29, 2005, the Company owned and operated 786 The Children's Place stores and 321 Disney Stores in North America and its online store, www.childrensplace.com.

    This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

    CONTACT: The Children's Place
             Heather Anthony, 201-558-2865